CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the "Agreement"), dated as of June 09, 2021 ("The Effective Date"), is made by and between **GLM Consulting Ltd,** a ("Consultant") whose address is Hall Farm, Wingerworth, Chesterfield, S42 6PL and **NextPlay Technologies, Inc.** ("Company"), whose registered office is at 1560 Sawgrass Corporate Pkwy Suite 130, Sunrise, FL 33323.

Recitals

A. Company is engaged in the business of monetizing products and brands utilizing their proprietary AdTech, Multi-media, Artificial Intelligence, Block chain and FinTech solutions

B. Company wishes to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement.

C. Consultant has available resources who, among other things, possess relevant knowledge and skill regarding the business and technology of software and interactive digital entertainment.

D. Company wishes to engage Consultant, and Consultant is willing to provide services to Company for the project described below, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Services and Compensation. Commencing as of the Effective Date, and continuing for a period as stated in Exhibit A unless earlier terminated in accordance with Paragraph 10 hereof, the Consultant agrees that it will serve as a consultant to the Company. Consultant agrees to perform for Company the services or duties described as attached in Exhibit A (the "Services") attached to this Agreement and incorporated herein by this reference. Consultant agrees to provide resources to perform the Services for the duration of the Term.

   Company agrees to pay and Consultant agrees to accept the compensation as set forth in Exhibit A ("Compensation") for the performance of the work or services in accordance with this Agreement.

   In performing the Services, Consultant shall comply with all business conduct, regulatory and health and safety guidelines established by the Company and communicated in advance to the Consultant by the Company, for any governmental authority with respect to the Company's business. The Consultant represents and warrants to the Company that it is under no contractual or other restrictions or obligations which are inconsistent with the

execution of this Agreement, or which will interfere with the performance of the Services. Consultant represents and warrants that its execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which it performs Services concurrently with those performed herein.

2. Company Ability to Perform Service. This Agreement does not grant Consultant any exclusivity of supply. Neither the listing of any service or category of service in this Agreement (including Schedules), nor any other clause in this Agreement shall prevent or limit Company from performing any portion or all of the Services itself or obtaining some or all of the Services from another supplier, at any time and from time to time, during the Term.

3. Non-Exclusivity Nature of Consultant Engagement. The Company acknowledges that the Consultant has already entered into certain mandates with clients prior to this Agreement and Consultant is to continue its services to these clients during the Term of the Agreement. The Consultant confirms that these mandates do not relate to any competing products or services of the Company and majority of Consultant's work hours during the Term of the Agreement shall be devoted to performing Services to the Company.

4. Expenses. Consultant shall be entitled to prompt reimbursement for all reasonable out-of pocket expenses incurred in the performance of the Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures of the Company. Any expenses in excess of $500 shall be pre-approved by the Company.

5. Confidential Information / Non-Disclosure. Consultant and Company will execute the Mutual Non-Disclosure Agreement attached hereto prior to, or in conjunction with this agreement, wherein the terms of the use and disclosure of Confidential Information by either party shall be enumerated and which is incorporated herein by reference.

6. Competitive Products. Consultant shall refrain during the term of this Agreement from providing services in relation to any Competitive Products or services which specifically target the video or mobile gaming, digital advertising, health insurance, crypto-currency and FinTech industries.

7. Intellectual Property.

a) Definitions. For the purposes of this Agreement:

"Deliverables" means, collectively, the items developed and delivered to or otherwise provided to Company by Consultant other than Confidential Information of Consultant, being any and all results of the Services, including all physical deliverables and all physical, digital and intangible elements in those deliverables, as set out in this Agreement and/or amended from time to time.

"Intellectual Property Right" means any right that is or may be granted or recognized under any

British or foreign legislation regarding patents, copyrights, moral rights, trade-marks, trade names, service marks, industrial designs, algorithms and any other statutory provision or common or civil law principle regarding intellectual and industrial property, whether registered or unregistered, and including rights in any application for any of the foregoing.

b) Ownership. Except as otherwise specifically provided in this Agreement, or as otherwise agreed to by the Parties in writing, the Deliverables and any data, records, symbols, inventions, reports and other intellectual property that have been prepared, created, written or recorded in association with the Services by: (i) Consultant; (ii) Company; or (iii) Company and Consultant jointly, (all of which shall be collectively referred to as the "Work Products"), together with any Intellectual Property Rights therein shall be owned by Company; accordingly, Consultant hereby assigns to Company all rights, title and interest it may have from time to time in the Work Products. During the Term, Consultant shall have a non-exclusive license to use the Work Products for the sole purpose of providing and completing the Services and the Deliverables.

c) Waiver of Moral Rights. Consultant acknowledges and agrees that the Services and Work Product are "works made for hire" and hereby waives any moral right they may have in any such works. In addition, Consultant shall obtain from all individuals engaged by it in the development of the Work Products an express an irrevocable waiver in favor of Company, Company's affiliates and any entity authorized by Company or Company's affiliate to use the Work Products (as may be requested by Company), of any and all moral rights arising under the Copyright Act as amended (or any successor legislation of similar force and effect) or under similar legislation in other jurisdictions or at common law that Consultant or such individuals, as authors, have with respect to the Work Products, including the acknowledgement and agreement from each individual that the Work Product are "works made for hire".

8. Contractor Status. The parties agree that Consultant will be a contractor in the performance of services for Company and will not be made an employee, agent, joint venturer or partner of Company for any purpose whatsoever by this Agreement. Consultant will determine the method, details and means of performing the services or work described in Exhibit A. Consultant will not be entitled to participate in any plans, arrangements, or distributions pertaining to any employee benefits in kind made available to Company's employees, and hereby acknowledges that Consultant has no right to claim sick leave, vacation pay, retirement, workers compensation or any other employee benefits in kind. Company shall take no deductions from any compensation paid to Consultant for taxes or related payroll deductions under applicable laws by virtue of Consultant's status as a contractor, and Company shall report all compensation paid to Consultant as required by law.

9. Right of Substitution. The Consultant is responsible for maintaining reasonable continuity in personnel providing Services on its behalf, but reserves the right in its sole discretion to make changes from time to time; no additional charge will be made for any handover period, and the Consultant remains responsible for defining the scope of any Services to be performed by a substitute, and in any event for all Services performed on

its behalf. Where the Consultant's charges are on a time and materials basis, or where any individual who will provide Services is named in a Schedule (or the Company has a reasonable expectation that the Services will primarily be provided by a specific individual), it is the Consultant's responsibility to ensure that the relevant skills and experience of any replacement personnel remain commensurate with the fee rates charged.

10. Term; Termination. This Agreement will commence on the date written above and will continue for the Term specified in Exhibit A. Either party may terminate this Agreement upon written notice to the other party with two weeks' notice. The following paragraphs shall survive the Agreement and shall remain in full force and effect regardless of any expiry or termination of this Agreement: 1 (Services & Compensation), 4 (Expenses), 5 (Confidential Information), 7 (Intellectual Property), 8 (Contractor Status), 10 (Term; Termination), 12 (Severability), 13 (Governing Law) and 16 (Entire Agreement, Modification and Waiver).

11. Notice. Any notice to be delivered pursuant to this Agreement shall be in writing and shall be deemed delivered upon service if served personally, or five (5) days after deposit in the United Kingdom mail, if mailed by first class mail, postage prepaid, or upon delivery if mailed by registered or certified mail with return receipt requested, in all cases addressed to the other party at the addresses set forth above or such address as may be designated hereafter in writing by either party.

12. Severability. If a court finds any provision of this Agreement invalid or unenforceable, the remaining provisions shall be interpreted so as to give them full force and effect to the greatest extent possible.

13. Governing Law; Venue. This Agreement will be construed in accordance with and governed by the laws of the United Kingdom as applicable therein. The parties hereto attorn to the non-exclusive jurisdiction of the courts of the United Kingdom.

14. Assignment. Consultant may not assign or delegate this Agreement, or any part of it, without the prior written consent of Company. Likewise, Company may not assign this Agreement without the prior written consent of Consultant.

15. Injunctive Relief. In addition to any of the other remedies available to Company, Consultant agrees that Company shall be entitled to seek a decree of specific performance or an injunction restraining violations of Section 5 of this Agreement. No remedy provided herein is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

16. Entire Agreement, Modification and Waiver. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless

executed in writing by the party to be bound. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver unless expressly provided in writing. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement. Facsimile copies of the signatures set forth below will be deemed to be original signatures for all purposes. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NextPlay Technologies, Inc.:

By: ______________________

Title: Co-CEO

GLM Consulting Ltd.:

By: ______________________

Title: DIRECTOR

EXHIBIT A

SERVICES: Consultant will provide consulting services exclusively to the Company relating to the following:

> Assist NextPlay Technologies, Inc. in growing a connected subscriber base and ecosystem across all devices: Digital TV, Set Top Box, Streaming Devices, PC, Laptop, Tablet and Smartphones by providing a range of operational expertise and practices commensurate with the Consultant's skills and competence.

TERM: This Agreement shall be effective as of July 06, 2021 and will be effective until 30th June, 2022

COMPENSATION: Subject to the provisions hereof, the Company shall pay Consultant a daily consulting fee of one thousand US Dollars ($1,000) for each day of Services provided to the Company (the "Consulting Fee") up to a maximum amount of 20 days per month unless previously agreed in writing with Company. Each day of Service shall include minimum of eight hours of Service.

The Consultant shall submit monthly, in a mutually agreed upon manner, a listing of their days, the Duties performed and a summary of their activities and corresponding invoice for the Services provided during the period based on the Consulting Fee above. The Invoice shall be paid within five (5) business days of the Company's receipt of an accurate report containing the agreed to items described above and invoice. All payments will be made to the consultant via wire transfer.

Additional follow-up work, if both parties desire such, to be negotiated in good faith, in advance, and documented in writing.